                                                                       EXHIBIT 8



                             PROCEDURES MEMORANDUM

                           (Dated December 29, 1999)


                      Pursuant to Rule 6e-3(T)(b)(12)(iii)
                    under the Investment Company Act of 1940

                       KILICO Variable Separate Account of
                     Kemper Investors Life Insurance Company

I.       INTRODUCTION

Set forth below is the information called for under Rule 6e-3(T)(b)(12)(iii) under the Investment Company Act of 1940 ("1940 Act"). That rule provides an exemption for separate accounts, their investment advisers, principal underwriters and sponsoring insurance company from Sections 22(d), 22(e), and 27(c)(1) of the 1940 Act, and Rule 22c-1 promulgated thereunder, for issuance, transfer and redemption procedures under flexible premium variable life insurance policies to the extent necessary to comply with Rule 6e-3(T), state insurance or administrative law, or established administrative procedures of the life insurance company. In order to qualify for the exemption, procedures must be reasonable, fair and not discriminatory and they must be disclosed in the registration statement filed by the separate account.

The KILICO Variable Separate Account (the "Separate Account") is registered under the 1940 Act. Within the Separate Account are Subaccounts, which are, as of the date of this filing, Alger American Balanced, Alger American Growth, Alger American Income & Growth, Alger American MidCap Growth, Dreyfus Capital Appreciation, Dreyfus Small Cap, Templeton Asset Allocation, Templeton Bond, Templeton Developing Markets, Templeton International, Fidelity VIP Equity Income, Fidelity VIP Growth, Fidelity VIP High Income, Fidelity VIP Overseas, Janus Aspen Aggressive Growth, Janus Aspen Balanced, Janus Aspen Flexible Income, Janus Aspen Growth, Janus Aspen International Growth, Janus Aspen Worldwide Growth, Scudder VLIF Capital Growth, Scudder VLIF Growth and Income, Scudder VLIF International, Kemper Government Securities, Kemper Investment Grade Bond, Kemper Money Market, Kemper Small Cap Growth, Kemper Total Return and Kemper Values + Growth (the "Subaccounts"). Procedures apply equally to each Subaccount and for purposes of this description are defined in terms of the Separate Account, except where a discussion of both the Separate Account and its Subaccounts is necessary. Each Subaccount invests in shares of a corresponding portfolio of the Kemper Variable Series, the Scudder Variable Life Investment Fund (Class A Shares), the Janus Aspen Series or the Warburg Pincus Trust (the "Funds"), mutual funds registered under the 1940 Act. The investment experience of the Subaccounts of the Account depends on the market performance of the corresponding Fund portfolios.

insured ("Single Life Policy") and a survivorship life modified single premium variable universal life insurance policy covering the lives of two insureds ("Survivorship Policy"). Where the provisions of the policies are the same, they will be referred to jointly as "Policy" or "Policies". Where the provisions differ, the provisions will be distinguished by reference to "Individual Policy" or "Survivorship Policy".

KILICO believes its procedures meet the requirements of Rule 6e-3(T)(b)(12)(iii) and states the following:

         A. Because of the insurance nature of KILICO's Policies and due to the requirements of state insurance and administrative laws, the procedures necessarily differ in significant respects from procedures for mutual funds and contractual plans for which the 1940 Act was designed.

         B. Many of the procedures used by KILICO have been adopted from established procedures for modified single premium universal life insurance policies sold by KILICO and its affiliated insurance companies.

         C. In structuring its procedures to comply with Rule 6e-3(T), state insurance laws and its established administrative procedures, KILICO has attempted to comply with the intent of the 1940 Act, to the extent deemed feasible.

         D. In general, state insurance laws require that KILICO's procedures be reasonable, fair and not discriminatory.

         E. Because of the nature of the insurance product, it is often difficult to determine precisely when KILICO's procedures deviate from those required under Section 22(d), 22(e) or 27(c)(1) of the 1940 Act or Rule 22c-1 thereunder. Accordingly, set out below is a summary of the principal policy provisions and procedures which may be deemed to constitute, either directly or indirectly, such a deviation. The summary, while comprehensive, does not attempt to address each and every procedure of variation which might occur and does include certain procedural steps which might be deemed as deviations from the above-cited sections rules.


II.      ISSUANCE

This section outlines those provisions and administrative procedures which might be deemed to constitute, either directly or indirectly, a "purchase" transaction. Because of the insurance nature of the Policy, the procedures involved necessarily differ in certain significant respects from the purchase procedures for mutual funds and contractual plans. The chief differences revolve around the structure of the cost of insurance and the insurance underwriting (i.e., evaluation of risk) process. There are also certain Policy provisions, such as reinstatement, which do not result in the issuance of a Policy but which require certain payments by the Policyowner and involve a transfer of assets supporting the Policy reserve into the Separate Account.

A.       Insurance Charges and Underwriting Standards

Cost of insurance charges for the Policies will not be the same for all policyholders. The chief reason is that the principle of pooling and distribution of mortality risks is based on the assumption that each Policyowner pays a cost of insurance charge commensurate with the insured person's mortality risk. This mortality risk is actuarially determined based upon factors such as age, tobacco use status, sex, health, and occupation. Each insured is charged a monthly deduction based on applying a cost of insurance rate commensurate with his/her mortality risk to the Account Value, on a current basis, subject to a limit equal to the applicable maximum cost of insurance rate times the Net Amount at Risk. The Policies will be offered and sold pursuant to the cost of insurance schedules and underwriting standards and in accordance with state insurance laws. Such laws prohibit discrimination among insureds, but recognize that premiums must be based on factors such as age, sex, health and occupation. A table showing the maximum cost of insurance rates, as a function of the Net Amount at Risk, will be delivered as part of the policy.

B.       Application and Initial Premium Processing

         1.   DEATH BENEFIT


              The Death Benefit for the Policies is based on the specified amount selected and the death benefit option selected at the time of death. A Policy will be issued if the following conditions are met:



              a.   A premium payment of at least $600 annually is paid.


              b.   A completed application is submitted.

              c. Required underwriting information, satisfactory to KILICO, is provided.

         2.   POLICY ISSUE


              Before KILICO will issue a Policy, it must receive a completed application and a full initial premium at its Home Office. A Policy ordinarily will be issued only for Insureds Age 1 through 80 who supply satisfactory evidence of insurability to KILICO. Acceptance of an application is subject to underwriting by KILICO. KILICO reserves the right to decline an application for any reason.





              After underwriting is complete and the Policy is delivered to the owner, insurance coverage under the Policy will be deemed to have begun as of the day following the date of receipt of a completed application and the full initial premium. This date is the Policy Date.

         3.   PREMIUMS

              Premiums are to be paid to KILICO at its Home Office. Checks ordinarily must be made payable to KILICO.


              Initial Premium - The minimum initial premium that KILICO will accept under a Policy is $600 annually. KILICO reserves the right to increase or decrease this amount for a class of Policies issued after some future date.

         4.   ALLOCATION OF PREMIUMS AND SEPARATE ACCOUNT VALUE


              Allocation of Premiums - The Owner directs allocation of premiums to Subaccounts of the Separate Account and the Fixed Account. The Owner must indicate the initial allocation in the policy application. On the Trade Date, Separate Account Value in the Money Market Subaccount will be allocated to the Subaccounts of the Separate Account and the Fixed Account in accordance with the Owner's allocation instructions in the application. Additional premiums received will continue to be allocated in accordance with the Owner's instructions in the application unless contrary written instructions are received. Once a change in allocation is made, all future premiums will be allocated in accordance with the new allocation, unless contrary written instructions are received.



C.       Delivery Period - Policies Issued - Other Than As Applied For

         1. KILICO will take steps to protect itself against anti-selection by the prospective Owner resulting from a deterioration in the health of the proposed Insured including requiring Policies to be delivered promptly. Generally, the period will not exceed 60 days from the date the Policy is issued.

         2. Failure to Complete Delivery - KILICO will review the file to verify that delivery requirements were not satisfied.


              a. If KILICO determines that delivery was satisfied, the Policy will be placed in force as of the Policy Date.




              b. If delivery was not satisfied, the Policy will be terminated as of the Policy Date and any premium refunded to the Owner, subject to the refund rules mentioned herein. Notification will be sent to the Owner advising him or her that delivery was never completed and that no insurance has been in effect.

D.       Delivery Requirements

         1. An agent/agency must submit all outstanding delivery requirements to the KILICO Home Office prior to the end of the delivery period.

         2. The KILICO Home Office cannot accept partial requirements; however, if an agency does inadvertently submit only part of the requirements necessary to complete delivery, KILICO will record any documents as received, and return the Policy to the agency with a memo advising them of the remaining requirements.

         3. Any money submitted with incomplete delivery requirements will be returned to proposed owner with correspondence specifying the remaining requirements.

         4. If a Policy is reported as delivered after the delivery period has expired, the Policy will be placed in force, subject to underwriting approval.

         5. If a Policy is returned to the agency due to incomplete requirements, a delivery extension may be obtained on the agency's behalf.


E.       Policy Lapse



Lapse will occur when the Surrender Value of a Policy is insufficient to cover the monthly deductions and a grace period expires without a sufficient payment being made.


The duration of coverage depends upon the Surrender Value being sufficient to cover the monthly deductions.


A grace period of 61 days will be given to the Owner. It begins when notice is sent that the Surrender Value of the Policy is insufficient to cover the monthly deductions. Failure to make a premium payment or loan repayment during the grace period sufficient to keep the Policy in force for three months will cause the Policy to lapse and terminate without value.

If payment is received within the grace period, the premium or loan repayment will be allocated to the Subaccounts and the Fixed Account in accordance with the most current allocation instructions, unless otherwise requested. Amounts over and above the amounts necessary to prevent lapse may be paid as additional premiums, however, to the extent otherwise permitted.

KILICO will not accept any payment that would cause the total premium payment to exceed the maximum payment permitted by the Code. However, the Owner may voluntarily repay a portion of Debt to avoid lapse.

If premium payments have not exceeded the maximum payment permitted by the Code, the Owner may choose to make a larger payment than the minimum required payment to avoid the recurrence of the potential lapse of coverage. The Owner may also combine premium payments with Debt repayments.

The death benefit payable during the grace period will be the Death Benefit in effect immediately prior to the grace period, less any Debt and any unpaid monthly deductions.

F.       Reinstatement


If a Policy lapses because of insufficient Surrender Value to cover the monthly deductions, and it has not been surrendered for its Surrender Value, it may be reinstated at any time within three years after the date of lapse. Reinstatement is subject to:


         1.   receipt of evidence of insurability satisfactory to KILICO;

         2. payment of a minimum premium sufficient to cover monthly deductions for the grace period and to keep the policy in force three months; and

         3. payment or reinstatement of any Debt against the policy which existed at the date of termination of coverage.
The effective date of reinstatement of a Policy will be the monthly Deduction Day that coincides with or next follows the date the application for reinstatement is approved by KILICO. Suicide and incontestability provisions will apply from the effective date of reinstatement.

G.       Contestability
         1. This policy is contestable for two years during the lifetime of the Insured, measured from the Issue Date, for material misrepresentations made in the initial application for the policy. Policy changes and reinstatements may be contested for two years after the issue date of change or reinstatement. No statement will be used to contest a Policy unless it is contained in an application. The two year limitation does not apply in the event of fraud.


III.     TRANSFER PROCEDURES


         A. Separate Account Value may be transferred among the Subaccounts of the Separate Account and the Fixed Account. All transfers made during a business day will be treated as one request. Fixed Account Value may be transferred to one or more Subaccounts. One transfer of part of the Fixed Account value may be made once each policy year in the thirty day period following the end of the Policy Year.


              1. Transfer requests must be in writing in a form acceptable to KILICO, or by telephone authorization under forms authorized by KILICO.


              2. The minimum partial transfer amount is $500. No partial transfer may be made if the value of the Owner's remaining interest in the subaccount or the fixed account, from which amounts are to be transferred, would be less than $500 after such transfer.


              3. Transfers will be based on the Accumulation Unit Values next determined following receipt of valid complete transfer instructions by KILICO.

              4. The transfer provision may be suspended, modified or terminated at any time by KILICO.

              5. Written acknowledgment of transfers between Subaccounts will be provided at two points in time:

                   a. A confirmation notice will be sent to the Owner within seven days of receipt of the request.

                   b.   The annual statement will also reflect transfers.

              6. KILICO will charge $25 for each transfer in excess of 12 in a Policy Year.

         B.   Policy Loans


              1. At any time after the first Policy Year, the Owner may by written request to KILICO borrow all or part of the maximum loan amount of the Policy. The maximum loan amount is 90% of the Policy's Cash Value minus applicable Surrender Charges. Also, after the first Policy Year, the Owner may borrow an amount up to the earnings in the Policy subject to any previous indebtedness ("preferred loan"). The amount of any new loan may not exceed the maximum loan amount less Debt on the date a loan is granted. The minimum amount of a loan is $500. Any amount due an Owner under a Policy Loan ordinarily will be paid within 7 days after KILICO receives a loan request at its Home Office, although payments may be postponed under certain circumstances.



              2. On the date a loan is made, an amount equal to the loan amount will be transferred from the Separate Account and Fixed Account to the Loan Account in the General Account. Unless the Owner directs otherwise, the loaned amount will be deducted from the Subaccounts and Fixed Account in proportion to the values that each bears to the total Separate Account Value plus the Fixed Account Value at the end of the Valuation Period during which the request is received.


              3. If Surrender Value on the day immediately preceding a Monthly Deduction Date is less than the monthly deduction for the next month, KILICO will notify the Owner and any assignee of record.


              4. A Policy Loan will have an effect on the Cash Value of a Policy. The collateral for the loan (in the Loan Account) does not participate in the experience of the Subaccounts or the current interest rate of the Fixed Account while the loan is outstanding. If the amount credited to the Loan Account is more than the amount that would have been earned in the Subaccounts of the Fixed Accounts, the Cash Value will, and the Death Benefit may, be higher as a result of the loan. Conversely, if the amount credited to the Loan Account is less than would have been earned in the Subaccounts or the Fixed Accounts, the Cash Value, as well as the Death Benefit, may be less.


         C.   Loan Interest


              1. The loan interest will be assessed at an effective annual rate of 4.50% in all Policy Years. Interest on a preferred loan is charged an effective annual rate of 3%. Interest not paid will be added to the loan amount due and bear interest at the same rate.



              2. Cash Value in the Loan Account will earn 3% annual interest on a guaranteed basis. Cash Value representing loans of earnings ("preferred loans") may earn a higher annual rate of interest. Such earnings will be allocated to the Loan Account.


         D.   Loan Repayment


              1. While the Policy is in force, Policy Loans may be repaid at any time, in whole or in part. At the time of repayment, Cash Value in the Loan Account equal to the amount of the repayment which exceeds the difference between interest due and interest earned will be allocated to the Subaccounts, and fixed accounts according to the Owner's current allocation instructions, unless otherwise requested by the Owner. Transfers from the Loan Account to the Separate Account as a result of the repayment of Debt will be allocated at the end of the Valuation Period during which the repayment is received.

              2. KILICO will provide written confirmation of loan repayments, including the effective date of the payment, and the effect on specific Subaccounts, within seven days of the receipt of payment.

         E.   Policy Anniversary and Monthly Deduction Date

              1. The Cost of Insurance (COI) is calculated on the Account Value using current rates, and the net amount at risk using guaranteed rates. No substandard ratings are applied. Increases in specified amount can be rated separately from the original rating.

              2. The calculated monthly deductions are distributed among the Subaccounts and the DCA Fixed Account in proportion that each Subaccount or DCA Fixed Account bears to the total Separate Account Value plus DCA Fixed Account Value.


IV.      REDEMPTION PROCEDURES

The following outlines are administrative procedures attendant to transactions which involve redemption of a Policy's values.

A.       Free Look Period


         1. The Owner may, until the end of the period of time specified in the Policy, examine the Policy and return it for a refund. The applicable period of time will depend on the state in which the Policy is issued; however, it will be at least 10 days from the date the Policy is received by the Owner. The amount of the refund will be at least equal to the premiums paid. An Owner seeking a refund should return the Policy to KILICO at its Home Office or to the agent who sold the Policy.



         2. The Policyowner will receive a refund equal to the Cash Value of the Policy plus any monthly deductions and any deductions made against premiums. The amount of the refund will be at least equal to premiums paid.


         3. Refunds will be made within seven working days of receipt of the request, providing the original payment has had sufficient time from the date of our deposit to clear the payor's bank account. Normally, this is 30 days for payments made by personal check, money order or cashier's check. Any refund or portion thereof is subject to being held in KILICO's office until this time requirement is met. If only a portion of the refund is needed to meet the time requirements, the undisputed portion will be released within the seven day time frame. The disputed portion will be held until the time requirement is met and then refunded by separate check. Any refund that needs to be held to meet the time requirement from KILICO date of deposit can be expedited if the payor submits proof that the item has been honored by the bank.

B.  Surrender Privilege and Charges


         1. While the Insured is living and the Policy is in force, the Owner may surrender the Policy for its Surrender Value. To surrender the Policy, the Owner must make written request to KILICO at its Home Office and return the Policy to KILICO. The Surrender Value is equal to the Cash Value less any applicable Surrender Charge and any Debt. After the first Policy Year, a Policy Owner may make withdrawals of amounts less than the Surrender Value. The minimum amount of each withdrawal is $500 and the maximum amount is 10% of the Net Surrender Value during the surrender charge period. A $25 withdrawal charge will be imposed for processing each withdrawal after the first one each policy year. A withdrawal will decrease the Cash Value by the amount of the withdrawal.



         2. A 2.5% charge is deducted from each premium to reimburse KILICO for the payment of state premium taxes. In addition, a charge for federal taxes equal to 1% of each premium payment will be deducted to compensate KILICO for a higher corporate income tax liability resulting from changes made to the Internal Revenue Code by the Omnibus Budget Reconciliation Act of 1990.



         3. A contingent deferred sales charge ("Surrender Charge") will be used to cover expenses relating to the distribution of the policy including commissions paid to sales personnel, and other promotion and acquisition expenses. If this policy is surrendered or if the Cash Value is applied under a Settlement Option, the amount payable may reflect a deduction for applicable Surrender Charges.



         4. The applicable Withdrawal Charge will be determined based upon the date of receipt of the written request for surrender.



         5. The amount of the surrender charge for the initial Specified Amount will be the product of a. times b. times c. where:

              a.  is the initial Specified Amount (in 1,000s);
              b.  is the surrender target premium rate as shown in Appendix B;
                  and
              c. is the surrender charge percentage for the applicable Policy Year as shown below


     During the ten Policy Years following an increase in Specified Amount, an additional surrender charge applies. The additional charge is calculated as described below based on the amount of increase, years commencing on the date of the increase and surrender target premium associated with the increase.

         6. The amount of the surrender charge for each increase in the Specified Amount will be the product of a. times b. times
              c. where:

              a. is the amount of increase in Specified Amount for the base plan (in 1,000s);
              b.  is the surrender target premium rate as shown in Appendix B;
                  and
              c. is the surrender charge percentage for the applicable Policy Year as shown below.

     The surrender charge is the sum of the amounts in 5. and 6. above. The surrender charge will not be reduced by any decrease in Specified Amount.

     The applicable surrender target premium rate depends on the Insured's age at issue, sex, tobacco status, and underwriting rate class. See Appendix B.

SURRENDER CHARGE PERCENTAGES:


                    POLICY YEAR          PERCENTAGES
                    -----------          -----------

                       1-5                   100%
                         6                    80%
                         7                    60%
                         8                    45%
                         9                    30%
                        10                    15%
                        11+                    0%

C.       Death Claims

         1. KILICO will ordinarily pay a death benefit to the beneficiary within seven calendar days after receipt, at its Home Office, of the policy, due proof of death of the insured and all other requirements necessary* to make payment. KILICO will send the check to the beneficiary with seven days after KILICO receives all required documents.

         2. KILICO will make payment of the death benefit out of its General Account, and will transfer assets from the Separate Account to the General Account in an amount equal to the reserve in the Separate Account for the Policy, unless the death benefit is to be paid under a settlement option involving variable payments. In that case, the policy reserve attributable to the death benefit will remain in the Separate Account or such other separate account as KILICO may designate for that purpose in accordance with the Policy, and the benefit payments shall be paid as described in the prospectus in accordance with the settlement and payment options chosen by the beneficiary. Any benefit payment in excess of the policy reserve maintained in the Separate Account for the Policy shall be paid out of the General Account reserve maintained for that purpose.


*State insurance laws impose various requirements, such as receipt of a tax waiver, before payment of the death benefit may be made. In addition, payment of the death benefit is subject to the provisions of the policies regarding suicide and incontestability.

D.  Maturity Benefit and Extended Maturity

         1. In certain states, if the Insured is still living and the Policy is in force on the Maturity Date, KILICO will pay the Policy owner a Maturity Benefit. The Maturity Benefit will equal the net Surrender Value on the Maturity Date. The Maturity Date is the Policy Anniversary after the Insured's 100th birthday.

         2. KILICO will pay the Maturity Benefit in the same manner as it pays surrender benefits, as described above.

         3. In states where approved, an Extended Maturity Rider will be issued with all Policies at no extra premium. Under this Rider, the Death Benefit after the Maturity Date is the greater of the Specified Amount or the Cash Value. In addition, after the Maturity Date, KILICO will not charge the cost of insurance charge or mortality and expense risk charge. The Rider is effective only if the Net Surrender Value at age 100 equals at least 30% of the initial Specified Amount.

E.       Premium Refunds

         KILICO will not normally refund premium payments unless one of the following situations occurs:

         1. The proposed Insured is determined to be uninsurable by KILICO's standards.

         2. The premium paid is in permanent suspense because underwriting requirements were never completed.

         3. The delivery period has expired and delivery has not been completed.

         4.   The Owner exercises the Free Look Privilege.

         5. The premium payment would disqualify the policy as life insurance coverage (see Guideline Premium Test); however, in this instance, the payment will first be applied as a repayment of any outstanding loans.

         6. In the event an application is declined by KILICO, the initial premium will be refunded.


F.       Guideline Premium Test - Tax Qualification
The Guideline Premium Test is a two part test applied to determine if a policy qualifies as life insurance as defined in the IRS Code, Section 7702.

         1. Part I - Guideline Premium Limitation. The sum of the actual premiums paid into the contract cannot exceed the greater of:

              a.   the guideline single premium, or

              b.   the sum of the guideline level premiums at that time.

         2. The guideline single premium is the premium needed at issue for the future benefits under contract, computed on the basis of:

              a.   the guaranteed mortality charges specified in the contract.

              b.   other guaranteed charges specified in the contract, and

              c. a gross interest rate which is the greater of an annual effective rate of six percent or the rate or rates guaranteed at issue.

         3.   For this plan the guideline single premium is based on:

              a.   the guaranteed maximum mortality rates, for all durations.

              b. mortality and expense risk charge, as an adjustment to the interest rate, and

              c.   six percent interest.

         4. Guideline level premiums are the annual premium version of the guideline single premium based on the above assumptions and a premium payment period extending to age 95. The gross interest rate used will be four percent. At the point where a policy is recognized as being out of compliance, the Death Benefit must be decreased or premiums refunded as necessary for qualification as life insurance.

         5. Part II - Cash Value Corridor Requirement. The Cash Value test regulates the ratio of the policy Cash Value to the death benefit regardless of the effect of the guideline premium limit. The death benefit payable under the Policy must always be greater than or equal to the Cash Value times the death benefit factor.
              Death benefit factors vary only by attained age and range from
              1.00 to 2.50 for the KILICO Modified Single Premium VUL.

              A check for compliance will be made at the time premiums are applied and at least annually thereafter. If a violation is detected, the agent will be notified and monies refunded.
G.      Misstatement of Age or Sex

If the age or sex of the Insured is misstated, the Death Benefit will be adjusted based on what the Initial Premium would have purchased using the correct age and/or sex.

H.       Postponement of Payments

Payment of any amount due upon: (a) policy termination at the maturity date, (b) surrender of the policy, (c) payment of any policy loan, or (d) death of the Insured, may be postponed whenever:

         1. The New York Stock Exchange is closed other than customary weekend and holiday closing, or trading on the New York Stock Exchange is restricted as determined by the SEC;

         2. The SEC by order permits postponement for the protection of Owners; or

         3. An emergency exists, as determined by the SEC, as a result of which disposal of securities of the Fund is not reasonably practicable or it is not reasonably practicable to determine the value of the net assets of the Separate Account.

Transfers may also be postponed under these circumstances.

I.       Payment Not Honored by Bank

The portion of any payment due under the policy which is derived from any amount paid to KILICO by check or draft may be postponed until such time as KILICO determines that such instrument has been honored by the bank upon which it was drawn.

J.       Suicide


Suicide by the Insured, while sane or insane, within two years from the Issue Date of the policy is a risk not assumed under the policy. KILICO's liability issue for such suicide under a is limited to the premiums paid less any withdrawals and debt.


If the Insured dies by suicide, while sane or insane, within two years of any reinstatement, our total liability with respect to such reinstatement will be limited to the Premiums paid less any partial withdrawals and Policy Debt.

V.       RECORDS AND REPORTS

KILICO will maintain all records relating to the Separate Account. KILICO will send Owners, at their last known address of record, an annual report stating the Death Benefit, the Accumulation Unit Value, the Cash Value and Surrender Value under the policy, and indicating any additional premium payments, transfers, policy loans and repayments and charges made during the Policy Year. Owners will also be sent annual and semi-annual reports for the Funds to the extent required by the 1940 Act.